Exhibit 99.1

FOR RELEASE: November 7, 2013

Contact: Brian Dingerdissen

Director, Investor Relations

610.645.1191

bjdingerdissen@aquaamerica.com

Donna Alston

Manager, Communications

610.645.1095

dpalston@aquaamerica.com

AQUA AMERICA REPORTS THIRD QUARTER 2013 EARNINGS

Net Income up 26 percent

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending September 30, 2013. Net income for the quarter rose to $63.6 million from $50.7 million in the third quarter of 2012. Corresponding diluted earnings per share for the quarter were $0.36, compared to $0.29 for the same quarter in 2012, an increase of 24 percent.

For the first nine months of 2013, net income increased to $163.8 million from $130.0 million and corresponding diluted earnings per share increased 26 percent to $0.93 from $0.74 for the same period in 2012.

Revenues for the quarter were impacted by above average rainfall in several service areas and totaled $204.3 million for the quarter compared to $214.6 million for the same period in 2012. Revenue comparisons for 2013 have been adversely affected by above average rainfall causing lower customer consumption patterns, and the absence of a DSIC surcharge in Pennsylvania resulting from the company’s 2012 rate settlement. This settlement required adoption of “flow-through” accounting to reflect the tax benefits of certain tax deductible capital projects, which have allowed Aqua America to increase earnings while holding customer rates down and continuing to increase capital investments. Operating revenues for the first nine months of 2013 totaled $580 million, an increase of $9.7 million from revenues of $570.3 million for the nine months ending September 30, 2012.

In September, the 9 percent dividend increase that was announced in May took effect. This increased the quarterly dividend rate to $0.152 per share on the increased number of shares resulting from the 25 percent stock distribution or $0.608 per share on an annualized basis. In October, the Board of Directors also declared a quarterly cash dividend payment of $0.152 per share payable on December 1, 2013, to all shareholders of record on November 18, 2013.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “In the third quarter, Aqua America grew net income 26 percent, while continuing to invest in infrastructure at near record levels. This was possible due to management’s continued diligence in controlling expenses, rate awards in several jurisdictions, and the company’s ongoing implementation of the repair tax benefit in its Pennsylvania subsidiary. The 2012 Pennsylvania rate order provided a ‘flow-through’ of tax savings in lieu of raising revenues through rate increases to our customers while enabling the company to continue investing in needed infrastructure improvements.”

To date in 2013, the company has received rate awards and infrastructure surcharges in New Jersey, Texas, Illinois, Ohio, and Virginia estimated to increase annualized revenues by approximately $12.3 million. The company has $10.4 million of rate proceedings pending in Virginia, North Carolina, Texas and New Jersey. Additionally, Aqua America’s state subsidiaries are expected to seek rate relief by filing rate requests or surcharges of approximately $7.7 million in the remainder of 2013. The primary driver of these filings is the recovery of capital (infrastructure) investments. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

In the first nine months of 2013, Aqua America invested $216.1 million in regulated infrastructure improvements as part of its capital investment program. A major portion of these capital investments were for Pennsylvania infrastructure improvements and are tax deductible as repairs. These investments include: pipe replacement to improve distribution networks; plant upgrades to enhance water quality; and other service reliability improvements for its customers. The company’s entire capital program is being funded through internally generated funds, which totaled $279.1 million through September 30, 2013.

As of October 31, 2013, Aqua America’s estimated weighted average cost of fixed-rate long-term debt was 5 percent, and the company had $237 million out of $310 million available on its credit lines. In October, Aqua America’s Pennsylvania subsidiary closed on $75 million of first mortgage bonds. The first mortgage bonds were issued by Aqua Pennsylvania in three series at an average rate of 4.39 percent: $25 million priced at a 3.94 percent coupon and an 18-year maturity; $25 million priced at a 4.61 percent coupon and a 32-year maturity; and $25 million priced at a 4.62 percent coupon and a 33-year maturity. Proceeds from this transaction will be used to refinance higher coupon bonds, pay down short-term debt and pay the cost of issuance. Management expects its weighted average cost of fixed-rate long-term debt to be below 5 percent at year end. In September, Standard & Poor’s reiterated its A+ credit rating for Aqua Pennsylvania. Of the 227 electric, gas, and water utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania.

Operations and maintenance expenses including acquisition growth increased 1.1 percent in the third quarter to $72.1 million from $71.3 million in the same quarter last year. DeBenedictis said, “I’m proud of management’s ability to control expenses and create operating efficiencies, ensuring Aqua’s spot as one of the nation’s most efficient utilities.”

In line with the company’s long-term focus on controlling costs, Aqua Pennsylvania was awarded the National Association of Water Company’s (NAWC) 2013 Management Innovation Award for its pursuit of maximizing performance in electricity load response programs. Aqua America’s cost saving electricity load response programs, include participation in PJM’s Emergency Demand Response and Constellation’s Peak Response programs. These programs, combined with the company’s solar fields at four of its water facilities, allow the company to reduce its electric costs by reducing its electric demand on the grid during key high-demand periods.

This week the Commonwealth of Pennsylvania recognized Aqua’s efforts to convert its vehicle fleet to CNG with a partial grant toward the purchase of new vehicles. DeBenedictis said, “Being a Pennsylvania-based company using natural gas is the right thing to do for the environment while also cutting out vehicle fleet operating costs.”

Aqua America has completed the purchase of nine water and wastewater utility systems to date in 2013, including four in Pennsylvania, three in North Carolina, and two in Virginia. Aqua Pennsylvania’s acquisitions included the water and wastewater system assets of Total Environmental Solutions, Inc. (TESI), which serve approximately 6,000 people in the Treasure Lake community in Sandy Township, Clearfield County for $11.8 million and two municipal systems: the water distribution system assets that serve 500 people in the Concord Park section of Bensalem Township from Bucks County Water and Sewer Authority for $399,000; and the water assets of a community water system from Bristol Township that serves approximately 1,800 residents in the Newportville-Ferguson area of the township for $3.4 million. Aqua North Carolina purchased the water system assets of Knob Creek, a subdivision with about 600 residents in the town of Pisgah Forest, Transylvania County, for $40,000. Customer growth from acquisitions and organic growth totaled 10,298 customers in the first nine months of 2013.

In September, county commissioners in Sarasota County, Florida, voted to move forward with the purchase of the company’s remaining water and wastewater operations in Sarasota. The price of the systems, which serve about 12,000 customers, is $36.8 million. The transaction is expected to close at the end of 2013 or early in the first quarter of 2014. This transaction would represent the final of five separate transactions to sell all of Aqua America’s operations in Florida at a profit. In March, Aqua America sold approximately two-thirds of its Florida operations for $52.3 million. When the final Florida sale is closed, Aqua America will have concentrated its regulated operations in its eight remaining states, where it has economies of scale and is poised for growth by executing its portfolio rationalization strategy. The proceeds will be used to fund future capital needs of Aqua America.

The company has also signed a letter of intent with the City of Fort Wayne, Indiana to sell the company’s water operation in exchange for an additional $50.1 million to the $16.9 million already paid by the City and obtaining wastewater treatment flows from the City, contingent on receiving regulatory approvals and signing of the necessary definitive agreements. If this transaction is consummated, the company will expand its wastewater customer base in Fort Wayne. This transaction is expected to close in the third quarter of 2014.

The company’s non-regulated joint venture investment, Aqua — PVR Water Services, LLC, was formed in 2011 by operating subsidiaries of Aqua America and Penn Virginia Resource Partners, L.P. to construct and operate a private pipeline system to supply raw water to certain natural gas producers drilling in the Marcellus Shale in central Pennsylvania. It was recently announced that Regency Energy Partners LP (“Regency”) (NYSE: RGP) and PVR Partners, L.P. (“PVR”) (NYSE: PVR) approved a definitive merger agreement, pursuant to which Regency will acquire PVR. We look forward to working with Regency and expect no change to our joint venture at this time. The first nine months of 2013 have shown sluggish Marcellus well drilling activity due to low gas prices, more production from each well than predicted and restrictive infrastructure for gas transmission, which has resulted in low sales of water for the joint venture. However, activity in the third quarter picked up and the joint venture produced EBITDA of $1.3 million to Aqua America. With development expected to occur in 2014 and the completion of additional infrastructure to handle Marcellus gas, this project should see improved performance in 2014 and beyond.

“The third quarter represents another strong performance for the company. Management continued to effectively expand our growth-through-acquisition program, control expenses, approach completion of the portfolio rationalization started in 2011, and invest in needed infrastructure improvements while continuing to enhance shareholder value. The year 2013 is currently poised to become a record year and management is already looking ahead for ways to improve on our already best-of-breed status,” said DeBenedictis.

The company’s conference call with financial analysts will take place on Friday, November 8, 2013 at 11 a.m. Eastern Standard Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 8, 2013 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 9708785). International callers can dial 719.457.0820 (pass code 9708785).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, Virginia, Florida and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit www.aquaamerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the anticipated impact of the repair tax accounting change; the estimated revenues from rate awards received; the company’s plans to file future rate increases and the timing of the impact of such cases; the projected benefits from the company’s capital investment program; the projected weighted average cost of fixed-rate long-term debt at the end of 2013; the company’s plans to sell its Sarasota, Florida operation and the expected date of closing; the company’s plan to sell its water operations and the anticipated expansion of the company’s sewer customer base in Fort Wayne, Indiana and the expected date of closing; the expected continuation of the joint venture after Regency acquires PVR; the projected increase in performance from the joint venture in 2014 and beyond; and the projection that 2013 will be a record year for the company. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the period ending December 31, 2012, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating revenues	$204,345	$214,565	$580,035	$570,279

Net income attributable to common shareholders	$63,617	$50,659	$163,768	$130,008

Basic net income per common share	$0.36	$0.29	$0.93	$0.75
Diluted net income per common share	$0.36	$0.29	$0.93	$0.74

Basic average common shares outstanding	176,483	174,596	175,964	173,981
Diluted average common shares outstanding	177,575	175,608	176,732	174,688

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating revenues	$204,345	$214,565	$580,035	$570,279
Cost & expenses:
Operations and maintenance	72,065	71,268	211,234	199,664
Depreciation	30,188	28,251	88,971	82,736
Amortization	1,175	1,320	3,903	3,773
Taxes other than income taxes	13,537	13,191	40,321	34,700

Total	116,965	114,030	344,429	320,873

Operating income	87,380	100,535	235,606	249,406
Other expense (income):
Interest expense, net	19,350	19,597	57,834	58,384
Allowance for funds used during construction	(426)	(919)	(1,468)	(3,484)
Gain on sale of other assets	(138)	(320)	(121)	(826)
Equity (earnings) loss in joint venture	(78)	(682)	1,732	(931)

Income from continuing operations before income taxes	68,672	82,859	177,629	196,263
Provision for income taxes	5,188	32,575	19,366	77,310

Income from continuing operations	63,484	50,284	158,263	118,953
Discontinued operations:
Income from discontinued operations before income taxes	193	819	8,524	18,813
Provision for income taxes	60	444	3,019	7,758

Income from discontinued operations	133	375	5,505	11,055

Net income attributable to common shareholders	$63,617	$50,659	$163,768	$130,008

Income from continuing operations per share:
Basic	$0.36	$0.29	$0.90	$0.68
Diluted	$0.36	$0.29	$0.90	$0.68
Income from discontinued operations per share:
Basic	$0.00	$0.00	$0.03	$0.06
Diluted	$0.00	$0.00	$0.03	$0.06
Net income per common share:
Basic	$0.36	$0.29	$0.93	$0.75
Diluted	$0.36	$0.29	$0.93	$0.74
Average common shares outstanding:
Basic	176,483	174,596	175,964	173,981

Diluted	177,575	175,608	176,732	174,688

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2013	2012
Net property, plant and equipment	$4,090,373	$3,936,163
Current assets	211,556	260,894
Regulatory assets and other assets	772,169	661,460

	$5,074,098	$4,858,517

Total equity	$1,500,037	$1,385,892
Long-term debt, excluding current portion	1,439,338	1,543,954
Current portion of long-term debt and loans payable	191,235	125,421
Other current liabilities	127,034	148,743
Deferred credits and other liabilities	1,816,454	1,654,507

	$5,074,098	$4,858,517